Exhibit 99.1

APEI Appoints Business Leaders Anna Fabrega and James Kenigsberg to its Board of Directors and Names Tanya Axenson as New Chief Human Resources Officer

CHARLES TOWN, WV (June 16, 2022) – American Public Education, Inc. (Nasdaq: APEI) today announced it has appointed two accomplished business leaders, Anna Fabrega and James Kenigsberg, to its Board of Directors. In addition, APEI has named seasoned HR leader Tanya Axenson as its new Chief Human Resource Officer (CHRO).

“We are excited to welcome these innovative leaders to APEI as we continue to progress on our enterprise transformation and the growth of our adult learning platform,” said Ric Andersen, chairman of APEI’s Board of Directors. “The new directors and CHRO significantly expand our breadth of expertise and capabilities as we continue to focus on our core mission of educating service-minded students.”

Anna Fabrega

Ms. Fabrega, CEO of Freshly, Inc. a fresh prepared meal delivery service owned by Nestle Corp, is a growth-oriented leader with over 22 years of business, operations, and organizational leadership experience at several companies including Amazon and Microsoft. Ms. Fabrega’s B2C and B2B expertise spans brand/marketing, distribution and supply chain, ecommerce, retail, technology, and consumer packaged goods.

Prior to Freshly, Ms. Fabrega held roles with increasing responsibilities over nine years at Amazon, including as the business leader of the Amazon Go team responsible for developing and operating stores using Just Walk Out technology. She led the entire Amazon Go store organization (including merchandising, marketing, field operations, supply chain, product management, research, construction and design) and the Amazon Kitchen (fresh prepared private label) organization. Over six years at Amazon Go, Ms. Fabrega scaled the business to 28 stores across 4 cities, and launched Amazon Go Grocery, the first full Just Walk Out grocery store.

James Kenigsberg

Mr. Kenigsberg is an entrepreneur with a 20-year track record in building, managing, advising and consulting with global education companies, across product, publishing and technology solutions. He served as a founding Chief Technology Officer of 2U Inc., a leading education technology company. During nearly 14 years there, Mr. Kenigsberg was integral in helping to grow 2U into a global, publicly traded organization, which helped hundreds of thousands of people access quality education.

Previously, as Vice President of Application Development at The Princeton Review, Mr. Kenigsberg led technology and product development teams, creating and managing the company's award-winning products to help students across the U.S. achieve their ambitions. Previously, he was also part of technology and product development teams at Thomson Financial and Ogilvy & Mathers. He also served as an advisor to Udemy, Cloud Aware, Luvo Learning and others. He currently advises several education and technology companies, including Andela, LearningMate and Pearl.

Tanya Axenson

Ms. Axenson has over 20 years of experience and leadership in human resources, most recently serving as senior vice president of HR and chief diversity officer for Baltimore-based Erickson Senior Living, which develops, operates and manages continuing care retirement communities. There, Ms. Axenson oversaw HR teams and people initiatives across its network of communities. She also led diversity, inclusion and belonging strategies in support of Erickson’s roughly 5,000 employees and 30,000 residents.

Previously, Ms. Axenson was vice president and CHRO at Aerotek, a leading talent solutions provider. For almost nine years, she led the company’s HR team, and supported over 8,500 employees and 100,000 contract employees with international staffing and engineering solutions. Ms. Axenson has also held various other HR and legal roles at Baltimore-based Exelon/Constellation Energy, an energy provider, and served as an associate attorney at Gibson Dunn, of Washington, D.C.

“I’m excited to work closely with Tanya Axenson, along with our new board members, as we look to continue to elevate our strategic ambitions, build a strong people-focused culture and more robust HR capabilities across all the APEI education units,” said APEI CEO Angela Selden. “Anna Fabrega and James Kenigsberg bring superior marketing, product and technology expertise to our enterprise. Tanya’s range of experience around culture, values and strategic workforce planning will be extremely valuable as we continue advancing on our mission preparing our learners for leadership and service in today’s fast-changing world.”

Ms. Axenson has a Juris Doctorate from Harvard University and a bachelor’s degree from Cornell University.

About American Public Education

American Public Education, Inc . (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA, educates the service-minded student by providing career-focused higher education and career learning.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 90,000 adult learners worldwide via accessible and affordable higher education. Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 15,900 students across its 23 campuses and student service centers in six states and online. It also has schools of Business, Technology, Design, Early Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at its six campuses in Ohio and one in Indiana. It is the largest educator of PN (LPN) nurses in the state of Ohio** with approximately 2,400 students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance and Veterans Administration student enrollment data, as reported by Military Times, 2020.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

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Contacts:

Frank Tutalo (Media)
American Public Education, Inc.
Director, Public Relations
ftutalo@apei.com
571-358-3042

Ryan Koren (Investor Relations)

American Public Education, Inc.

AVP, Investor Relations & Corporate Development

rkoren@apei.com

610-428-7376